TIME WARNER ENTERTAINMENT COMPANY, L.P.
                            SUPPLEMENTARY INFORMATION
          SUMMARIZED FINANCIAL INFORMATION OF PARAGON COMMUNICATIONS
                                 (Unaudited)

    TWE has an indirect 50% ownership interest in Paragon Communications ("Paragon"), a cable system joint venture accounted for on the equity basis. In January 1995, Time Warner agreed to acquire the other 50% interest in Paragon from KBLCOM Incorporated. Such transaction is expected to close during the third quarter of 1995. A summary of financial information of Paragon (100% basis) is set forth below:

PARAGON COMMUNICATIONS
                                                           Three Months
                                                          Ended March 31,
                                                        1995         1994
                                                           (millions)
  Operating Statement Information
  Revenues                                             $   87    $   86
  Operating income                                         20        21
  Net income                                               31        16

                                                      March 31,  December 31,
                                                       1995          1994
                                                            (millions)
  Balance Sheet Information
  Property, plant and equipment, net                   $  396    $  392
  Cable television franchises                             203       206
  Total assets                                            624       628
  Debt                                                    222       249
  Total liabilities                                       288       323